SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2007
INNOVIVE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51534	74-3123261

(State or other jurisdiction of incorporation)	(Commission File	(IRS Employer ID Number)
Number)
555 Madison Avenue, 25th Floor, New York, New York 10022

(Address of principal executive offices)            (Zip Code)
Registrant’s telephone number, including area code           (212) 716-1810
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 10, 2007, Innovive Pharmaceuticals, Inc. entered into a license agreement with TMRC Co., Ltd. for the license of patent rights held by TMRC for the European development and commercialization of tamibarotene, a novel synthetic retinoid. The license granted to us is exclusive, applies to all products that may be subject to the licensed intellectual property and may be used in the treatment of acute promyelocytic leukemia and human hematological malignancies, including multiple myeloma, myelodysplastic syndrome, chronic myelocytic leukemia, acute myelocytic leukemia and solid tumors other than hepatocellular carcinoma. We may sublicense the intellectual property in Europe at our sole discretion.
     We must pay TMRC a license issue fee of $704,718, of which we paid $158,642 on execution of the agreement. We must pay the remaining $546,076 upon the earlier of a funding event or March 31, 2008. Under the license agreement, we must pay TMRC royalties based on net sales and make payments to TMRC in the aggregate of $4.9 million upon meeting various clinical and regulatory milestones.
     Under the agreement, we must use commercially reasonable efforts to conduct the research and development activities we determine are necessary to obtain regulatory approval to market the product in those European countries that we determine are commercially feasible. Pursuant to the agreement, TMRC will provide us with product at a fixed price and in a quantity sufficient to meet our clinical and commercial needs. These supplies will be provided pursuant to the separate supply agreement between us and TMRC dated March 12, 2007.
     The license agreement expires with the expiration of the subject patent rights or 15 years from the date of first commercial sale of product in Europe, whichever is later. The agreement may be terminated if either party is in breach and the breach is not cured within a required amount of time. If within a number of years after execution of the agreement, we do not make any milestone payment for patient enrollment in a European Phase II trial for each of multiple myeloma, myelodysplastic syndrome, chronic myelomonocytic leukemia, chronic myelocytic leukemia, acute myelocytic leukemia or solid tumors (except hepatocellular carcinoma), we must make the required milestone payment or the license to these indications will convert to a non-exclusive one.
     We have agreed to indemnify TMRC against any liabilities incurred as a result of any claim arising out of our breach of the agreement or our gross negligence or willful misconduct in performing our obligations under the agreement.
     We have previously licensed the patent rights to develop and commercialize tamibarotene in North America for the treatment of acute promyelocytic leukemia, with the option to include in the license the use of tamibarotene in other fields in oncology, including multiple myeloma, myelodysplastic syndrome and solid tumors. We do not have any relationship with TMRC other than the license agreements and the supply agreement.

     The press release announcing the entry into the license agreement is attached as an exhibit to this report. The license agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2007.
Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits

Exhibit
Number	Description of Document

99.1	Press release dated September 10, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVE PHARMACEUTICALS, INC.

Date: September 12, 2007	/s/ Steven Kelly

Steven Kelly President and Chief Executive Officer

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